Exhibit 99

Media contact:	Jim Fisher, 248/354-9809
Investor contact:	Janet Halpin, 248/354-8847

FOR IMMEDIATE RELEASE

$350 Million Investment Proposed in Federal-Mogul

Southfield, Michigan, August 27, 2003 — Federal-Mogul Corporation (OTC) Bulletin Board: FDMLQ) today advised the U.S. Bankruptcy Court for the District of Columbia that it has approached Citigroup Venture Capital Equity Partners, L.P. (CVC), which has expressed an interest in making an equity investment of $350 million in the company. As a condition to proceeding with such an investment, CVC has requested that Federal-Mogul agree to an exclusive 90-day negotiating period with CVC and to reimburse CVC for necessary fees and expenses incurred by it in connection with the due diligence review of the company’s business and negotiation of the possible investment. In a motion filed with the court today, Federal-Mogul asked the court to approve such exclusive 90-day negotiating period with CVC, and to authorize Federal-Mogul to reimburse CVC for such necessary fees and expenses.

“The board approved the motion because it believes that an equity investment in the company has potential to maximize the long-term value of the company. This action best serves the interests of the company’s stakeholders, including asbestos claimants,” said Chip McGuire, Federal-Mogul chief executive officer and president. “An investment of the type CVC is proposing, if consummated, would create value for the long term by strengthening the balance sheet and enhancing liquidity, while helping ensure that we will continue to deliver innovative products and services to our customers.”

In its filing, Federal-Mogul cited a number of factors, including sustained weakness in the U.S. economy and automotive industry, which it believes could affect its future performance and thus make it advisable to consider an additional investment at this time. An infusion of new capital will reduce Federal-Mogul’s long-term debt and significantly enhance its liquidity, thus strengthening the company’s ability to compete and succeed in the competitive global auto parts market.

Federal-Mogul has informed representatives of all parties involved in the reorganization plan, including the asbestos committee, the futures representative, the equity committee, and its secured creditors and unsecured creditors committee, of this potential investment. A copy of the motion will be made available on the company’s Web site at www.federal-mogul.com.

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On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom.

Federal-Mogul is a global supplier of automotive components and sub-systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents. Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs 47,000 people in 24 countries. For more information on Federal-Mogul, visit the company’s Web site at www.federal-mogul.com.

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